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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                          (Amendment No. ____________)(1)


                              IAT Multimedia, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    449202100
                          ---------------------------
                                 (CUSIP Number)

--------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                    -----------------------------
CUSIP NO.   449202100               13G                 Page 2 of 6 Pages
          ---------------                                   ---  ---
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Henilia Financial Ltd.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Belize

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    297,347
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       -0-
       REPORTING
        PERSON              ----------------------------------------------------
         WITH
                             7      SOLE DISPOSITIVE POWER

                                    273,559

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    23,788


--------------------------------------------------------------------------------


   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           594,694
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.95%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   449202100                 13G               Page 3 of 6 Pages
          ---------------                                   ---  ---
-------------------------------                    -----------------------------

Item 1(a)    Name of Issuer:

    IAT Multimedia, Inc.
    -------------------------------------------------------------------------------------------------

Item 1(b)    Address of Issuer's Principal Executive Offices:

    Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland
    --------------------------------------------------------------------------------------------------

Item 2(a)    Name of Person Filing:

    Henilia Financial Ltd.
    --------------------------------------------------------------------------------------------------

Item 2(b)    Address of Principal Business Office or, if None, Residence:

    35A Regent Street, Belize City, Belize
    --------------------------------------------------------------------------------------------------

Item 2(c)    Citizenship:

    Belize
    --------------------------------------------------------------------------------------------------

Item 2(d)    Title of Class of Securities:

    Common Stock, par value $.01 per share
    --------------------------------------------------------------------------------------------------

Item 2(e)    CUSIP Number:

    449202100
    --------------------------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under Section 15 of the Act,

     (b) [ ] Bank as defined in Section 3 (a) (6) of the Act,

     (c) [ ] Insurance Company as defined in Section 3 (a) (19) of the Act,

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

-------------------------------                    -----------------------------
CUSIP NO.   449202100               13G                 Page 4 of 6 Pages
          ---------------                                   ---  ---
-------------------------------                    -----------------------------

     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Item 7,


     (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

     (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

Item 4.  Ownership.

     (a) Amount beneficially owned:
             594,694
     --------------------------------------------------------------------------

     (b) Percent of class:
                5.95%
     --------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote                 297,347
                                                  ---------------------------

     (ii) Shared power to vote or to direct the vote                  -0-
                                                                 -------------
     (iii) Sole power to dispose or to direct the disposition of    273,559
                                                                 -------------
     (iv) Shared power to dispose or to direct the disposition of    23,788
                                                                 -------------
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                 Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                 Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                 Not applicable

-------------------------------                    -----------------------------
CUSIP NO.   449202100               13G                 Page 5 of 6 Pages
          ---------------                                   ---  ---
-------------------------------                    -----------------------------

Item 8.  Identification and Classification of Members of the Group.

                                 Not applicable


Item 9.  Notice of Dissolution of Group.

                                 Not applicable

Item 10. Certification.

                                 Not applicable

-------------------------------                    -----------------------------
CUSIP NO.   449202100               13G                 Page 6 of 6 Pages
          ---------------                                   ---  ---
-------------------------------                    -----------------------------


                                    SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        2/10/98
                                      ------------------------------------------
                                                         (Date)


                                                     /s/ Jacob Agam
                                      ------------------------------------------
                                                      (Signature)


                                                       Jacob Agam
                                      ------------------------------------------
                                                      (Name/Title)